10.1(ai)

AMENDMENT NUMBER ONE
TO THE JANUARY 1, 2000 RESTATEMENT OF THE
SAUER-DANFOSS EMPLOYEES' RETIREMENT PLAN

             WHEREAS, Sauer-Danfoss (US) Company (formerly known as Sauer-Danfoss, Inc. and Sauer-Sundstrand Company) sponsors the Sauer-Danfoss Employees' Retirement Plan (the "Plan");

             WHEREAS, Sauer-Danfoss (NA) Company (formerly known as Danfoss Fluid Power Inc.) was acquired and became a Related Corporation under the Plan effective May 3, 2000; and

             WHEREAS, both Sauer-Danfoss (US) Company and Sauer-Danfoss (NA) Company desire that Sauer-Danfoss (NA) Company adopt the Plan for its employees effective January 1, 2001.

             WHEREAS, pursuant to Section 15.1 of the Plan and appropriate action of the Board of Directors of each of Sauer-Danfoss (US) Company and Sauer-Danfoss (NA) Company, Sauer-Danfoss (NA) Company has adopted the Plan for its employees, effective January 1, 2001.

             NOW, THEREFORE, pursuant to Section 16.2 of the Plan, Sauer-Danfoss (US) Company hereby amends the Plan as follows, effective January 1, 2001, except as otherwise provided:

1.          Section 1.10 is amended to read as follows:

                           "1.10. An "Employee" means any person employed by the Employer, provided that such person:

(a)	became an Employee under the Plan prior to January 1, 2001; or

(b)	is employed by the Employer on a regular full-time or part-time basis, (customarily works at least 20 hours per week), provided such person will not become an Employee until the first day of the pay period coincident with or following the date the person completes 6 consecutive months of employment by the Employer; or

(c)	is employed by the Employer on a temporary basis, provided such person will not become an Employee until the first day of the pay period coincident with or following the date the person completes 12 consecutive months of employment by the Employer with at least 1,000 Hours of Employment.

In no event shall the word "Employee" include any person who renders service to the Employer solely as an independent contractor or a leased employee (as defined in Section 414(n) of the Code), nor shall it include any person covered by a collective bargaining 414(n) of the Code), nor shall it include any person covered by a collective bargaining agreement between employee representatives and the Employer if retirement benefits were the subject of good faith bargaining between such employee representatives and the Employer (unless the resulting bargaining agreement provides for such employee's coverage under this Plan). A "former Employee" is a person who once was but is no longer an Employee, but did not receive and is not currently receiving retirement benefits under this Plan. A "retired Employee" is a person who once was but is no longer an Employee, but who received or is receiving retirement benefits under this Plan."

2.          Section 2.8 is amended to add the following sentence to the end thereof:

                           "2.8.     Predecessors.  .  .  .  Employment by Sauer-Danfoss (NA) Company (formerly known as Danfoss Fluid Power Inc.) prior to its May 3, 2000 date of acquisition shall be included in determining eligibility and Years of Service, but not in determining Years of Participation."

3.          Section 3.5 is added, effective October 1, 2000, except as otherwise provided therein, to read in its entirety as follows:

                           "3.5      Cash Balance Employees. Notwithstanding any other provision of the Plan, except as provided in Sections 6.4 and 8.4 of the Plan, as applicable, effective January 1, 2001, Retirement Benefits for Employees who are described in subsections (a) and (b) of this Section 3.5 Plan shall be accrued solely under the cash balance formula in accordance with Appendix D.

(a)	Automatic Coverage Under Cash Balance Formula. Retirement Benefits shall be determined in accordance with the cash balance formula in Appendix D for all Employees who are:

(i) hired by the Employer after October 1, 2000; or
(ii) employed at the Employer's West Branch, Iowa or Easley, South Carolina locations; or
(iii) employed by Sauer-Danfoss (NA) Company (formerly known as Danfoss Fluid Power Inc.).

(b)	Special Election for Coverage Under Cash Balance Formula. Retirement Benefits shall be determined under the cash balance formula in Appendix D for all Employees who are eligible to elect and do elect, pursuant to a one time election made in accordance with uniform, nondiscriminatory Plan procedures (during the fourth quarter of the 2000 Plan Year), to cease benefit accruals under the final average pay formula effective December 31, 2000 and begin accruing benefits, if any, under the cash balance formula in Appendix D, effective January 1, 2001. Employees eligible to make the election described in this subsection (b) are all persons who are Employees of the Employer on October 1, 2000, (except Employees employed at the Employer's West Branch, Iowa or Easley, South Carolina

4.          Section 6.4 is added to the end of Article VI, effective December 31, 2000, to read in its entirety as follows:

             "6.4      December 31, 2000 Sunset With Grandfather. Notwithstanding any other Plan provision, Article VI shall only apply to persons who became Employees before January 1, 2001. Article VI shall continue to apply to such Employees without regard to whether they made the election under Section 3.5(b)."

5.          Section 7.1 is amended, effective December 31, 2000, to add the following paragraph to the end thereof:

                           "7.1.     Available Options

                           . . .

             Notwithstanding any other provision of the Plan, Options B, C, E, F, G and H under this Section shall not be available  to any Employee who first becomes an Employee after December 31, 2000."

6.          Section 8.4 is added to the end of Article VIII, effective December 31, 2000, to read in its entirety as follows:

             "8.4.     December 31, 2000 Sunset With Grandfather. Notwithstanding any other Plan provision, Article VIII shall apply only to persons who became Employees before January 1, 2001. Article VIII shall continue to apply to such Employees without regard to whether they made the election under Section 3.5(b)."

7.          Appendix D is added to the end of the Plan (after Appendix C), in the form of the Appendix D attached to this Amendment              Number One and made a part hereof.

             IN WITNESS WHEREOF, Sauer-Danfoss (US) Company has authorized the execution on its behalf of this Amendment Number One this 15th day of December, 2000.

By:	/s/ Ronald C. Hanson

Title:	Director Global Human Resources

APPENDIX D TO SAUER-DANFOSS
EMPLOYEES' RETIREMENT PLAN

             This Appendix D to the Sauer-Danfoss Employees' Retirement Plan is applicable, effective January 1, 2001, only to those Employees identified in Section 3.5 of the Plan whose benefits are accrued in accordance with the cash balance formula (hereinafter referred to in this Appendix D as "Cash Balance Employees"). The provisions of the Plan shall apply to such Cash Balance Employees with the following modifications:

             1.          Cash Balance Account. A notional account (hereinafter referred to as the "Cash Balance Account") shall be established and maintained for each Cash Balance Employee. The Cash Balance Account for each Cash Balance Employee shall have an opening balance as determined under Section 2 of this Appendix D. A Cash Balance Employee's Cash Balance Account shall be credited with "Regular Contribution Credits", "Special Contribution Credits", if applicable, and "Interest Credits" each as defined under Sections 3, 4 and 5 of this Appendix D, respectively. Cash Balance Accounts shall be bookkeeping accounts only, and neither the establishment nor maintenance thereof shall create any right in any Cash Balance Employee to any specific assets of the Plan. Upon a Cash Balance Employee's Annuity Starting Date his Cash Balance Account shall cease to exist. The term "Annuity Starting Date" shall mean the first day of the first month for which a benefit is payable as an annuity to a Cash Balance Employee.

             2.          Opening Balance. Each Cash Balance Employee will have an opening balance in his Cash Balance Account equal to $-0-.

             3.          Regular Contribution Credits. For each Plan Year, an amount shall be credited to the Cash Balance Account of each Cash Balance Employee who was employed as an Employee during such Plan Year (the "Regular Contribution Credit"). In the case of a Cash Balance Employee who is employed on the last day of the Plan Year, the Regular Contribution Credit shall be credited to the Cash Balance Employee's Cash Balance Account as of the last day of such Plan Year. In the case of a Cash Balance Employee who terminates employment during the Plan Year, the Regular Contribution Credit shall be credited to his Cash Balance Account as of the date of the Cash Balance Employee's termination of employment. The Regular Contribution Credit shall be an amount equal to 2% of the Cash Balance Employee's "Pay" received as an Employee during the Plan Year. For purposes of this Section, "Pay" means Considered Compensation plus overtime compensation. Notwithstanding the above, a Cash Balance Employee who is absent from work due to a disability for which he is entitled to benefits under a Disability Income Plan maintained by the Employer shall continue to have Regular Contribution Credits credited to his Cash Balance Account for as long as he is entitled to benefits under such Disability Income Plan. Such Regular Contribution Credits shall be based on the disabled Cash Balance Employees' rate of Considered Compensation just prior to becoming disabled.

             4.          Special Contribution Credit.  In addition to the Regular Contribution Credit described in Section 3 of this Appendix D, the Cash Balance Account of each Transition Employee described in Section 7 of Appendix D shall be credited with additional contribution credits (the "Special Contribution Credits") provided under this Section 4. For each Plan Year from January 1, 2001 through December 31, 2010, Special Contribution Credits shall be credited to the Cash Balance Account of each Transition Employee at the same time and manner as provided for the Regular Contribution Credits under Section 3 of this Appendix D, but the amount of such Special Contribution Credits shall be determined based on the following schedule:

Transition Employee's Age (in whole years and as of the last day of the applicable Plan Year, even if projection is necessary because the additional contribution credit will be credited prior to that day)	Special Contribution Credit (as a percentage of the Transition Employee's Pay for the applicable Plan Year)

40 - 49	1%
50 - 59	2%
60 or more.	3%

             5.          Interest Credits.  As of the last day of each Plan Year, interest shall be credited to the Cash Balance Account of each Cash Balance Employee who has a Cash Balance Account as of the first day of such Plan Year (the "Interest Credit").  A Cash Balance Employee's Cash Balance Account shall continue to be credited with Interest Credits until (i) the Cash Balance Employee's Annuity Starting Date (as defined in Section 417(f)(2) of the Code) or (ii) solely in the case of a Cash Balance Employee who terminates employment before becoming vested, the date that the Cash Balance Employee's Period of Severance exceeds the greater  of the total Years of Service on his Severance from Service Date, or 5 Years of Service, at which point the Cash Balance Employee will be deemed to have received a distribution of his entire interest in the Plan accrued as of that date.  Interest Credit added to a Cash Balance Account for each Plan Year shall be the amount determined by multiplying the balance of such Cash Balance Account on the first day of the Plan Year by the one year Treasury bill rate in effect as of the first business day of such Plan Year, as published in the Wall Street Journal on such business day. Notwithstanding the prior provisions of this Section 5, if the Cash Balance Employee's Annuity Starting Date occurs during the applicable Plan Year, the Interest Credit shall be prorated on a monthly basis for that portion of the Plan Year before such Annuity Starting Date and shall be credited to the Cash Balance Employees' Cash Balance Account as of such Annuity Starting Date.

             6.          Retirement Benefit.  Except in the case of a Transition Employee described in Section 7, as of any determination date, a Cash Balance Employee's Retirement Benefit is equal to; (a) the amount of his Cash Balance Account as of such date converted into a single life annuity on the basis of the Actuarial Equivalent factors for lump sum distributions, and (b) the Retirement Benefit expressed as a single life annuity that the Cash Balance  Employee accrued under  the final average pay formula as of December 31, 2000 (including any early retirement subsidy for which the Cash Balance Employee becomes eligible, whether before, on, or after that date, if applicable). Transition Employees' benefits shall be determined as provided under Section 7.

             7.          Retirement Benefit for Transition Employees.  Transition Employees shall have their Retirement Benefits determined under this Section 7 rather than Section 6. A "Transition Employee" is a Cash Balance Employee who has attained age 40 and has at least 5 consecutive years of employment with the Employer as of December 31, 2000 and made an election.  A Cash Balance Employee's consecutive years of employment shall be measured from his most recent employment commencement date before December 31, 2000 (without an intervening termination date), provided that any approved leave of absence shall be bridged.  The Retirement Benefit of a Transition Employee as of any determination date shall be the sum of:  (a) the amount of his Cash Balance Account as of such date converted into a single life annuity on the basis of the Acturarial Equivalent factors for lump sum distributions; and (b) the Retirement Benefit, expressed as a single life annuity, that the Employee had accrued under the final average pay formula as of December 31, 2000 (including any early retirement subsidy for which the Employee becomes eligible, whether before, on, or after that date, if applicable), but adjusted to reflect any increases in the Cash Balance Employee's Considered Compensation and Covered Compensation after December 31, 2000 until the earliest of (i) December 31, 2010, (ii) the date the Cash Balance Employee completes 30 Years of Service or (iii) the date the Cash Balance Employee terminates employment with the Employer.

             8.          Death Before Commencement.  The Surviving Spouse of a deceased Cash Balance Employee shall be eligible to receive a Survivor Benefit in accordance with the provisions of Article IX of the Plan, provided that the amount of any such Survivor Benefit shall be determined based on the methodology set forth in Section 6 or Section 7 of this Appendix D, as applicable, for the deceased Cash Balance Employees' Retirement Benefit.